Exhibit 99.1

Digi International Reports Third Fiscal Quarter 2012 Results

New Share Repurchase Program Announced

Minneapolis, MN — July 26, 2012 — Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $47.6 million for the third fiscal quarter of 2012, compared with $54.3 million for the third fiscal quarter of 2011, a decrease of $6.7 million, or 12.2%. Net income was $2.3 million, or $0.09 per diluted share, in the third fiscal quarter of 2012 compared to $3.6 million, or $0.14 per diluted share, in the year ago comparable quarter.

“Our financial results were disappointing in comparison to the record third quarter a year ago,” said Joe Dunsmore, Digi’s Chief Executive Officer. “As our business continues to shift from sales of legacy wireline products to broader based wireless solutions, we may continue to experience near term challenges in achieving significant growth. We continue to generate strong positive cash flow. With cash balances presently in excess of $100 million, our Board has approved a new share repurchase program of up to $20 million. This represents a significant return of cash to our stockholders while still leaving us with the flexibility to pursue strategic acquisitions or other growth opportunities that may arise.”

Business Results for the Three Months Ended June 30, 2012

Revenue from wireless products in the third fiscal quarter of 2012 was $20.7 million, or 43.5% of net sales, compared to $22.6 million, or 41.6% of net sales, in the third fiscal quarter of 2011, a decrease of $1.9 million, or 8.1%. Revenue from wired products was $26.9 million, or 56.5% of net sales, in the third fiscal quarter of 2012 compared to $31.7 million, or 58.4% of net sales, in the third fiscal quarter of 2011, a decrease of $4.8 million, or 15.2%.

Revenue in North America was $27.7 million in the third fiscal quarter of 2012, compared to $32.3 million in the third fiscal quarter of 2011, a decrease of $4.6 million, or 14.2%. Revenue in EMEA (Europe, Middle East and Africa) was $12.0 million in the third fiscal quarter of 2012, compared to $13.0 million in the comparable quarter a year ago, a decrease of $1.0 million, or 8.1%. Revenue in the Asian countries was $6.4 million in the third fiscal quarter of 2012 compared to $6.9 million in the third fiscal quarter of 2011, a decrease of $0.5 million, or 6.8%. Latin American revenue was $1.5 million in the third fiscal quarter of 2012 compared to $2.1 million in the comparable quarter a year ago, a decrease of $0.6 million, or 26.0%.

Gross profit was $25.3 million in the third fiscal quarter of 2012 compared to $28.8 million in the same period of the prior year, a decrease of $3.5 million, or 12.0%. The gross margin was 53.1% in the third fiscal quarter of 2012 compared to 53.0% in the third fiscal quarter of 2011.

Total operating expenses in the third fiscal quarter of 2012 were $23.2 million, or 48.7% of revenue, compared to $22.6 million, or 41.6% of revenue, in the third fiscal quarter of 2011. A restructuring charge of $1.0 million is included in total operating expenses in the third fiscal quarter of 2012, relating to changes that were implemented to focus more aggressively on Digi’s shift to end-to-end M2M solutions. The restructuring charge consisted of $0.6 million for severance in connection with a reduction in force of 30 employees and $0.4 million for facility consolidation expenses.

Digi International Reports Third Fiscal Quarter 2012 Results

Digi reported operating income of $2.1 million, or 4.4% of net sales, in the third fiscal quarter of 2012 compared to $6.2 million, or 11.4% of net sales, in the third fiscal quarter of 2011. Operating income for the third fiscal quarter of 2012 includes the aforementioned restructuring charge of $1.0 million, or 2.0% of net sales.

Net income was $2.3 million in the third fiscal quarter of 2012, or $0.09 per diluted share, compared to $3.6 million, or $0.14 per diluted share, in the third fiscal quarter of 2011. Net income in the third fiscal quarter of 2012 benefited by $1.1 million, or $0.04 per diluted share, due to additional research and development tax credits identified for fiscal years ended September 30, 2009, September 30, 2010 and September 30, 2011 resulting from a recently completed research and development tax credit study. Net income in that same quarter also decreased by $0.6 million, net of taxes, or $0.02 per diluted share, as a result of the aforementioned restructuring expenses. Non-GAAP net income for the third fiscal quarter of 2012 was $1.9 million, or $0.07 per diluted share, compared to $3.6 million, or $0.14 per diluted share, in the first three months of fiscal 2011. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share that is provided later in this earnings release.

Earnings before interest, taxes, depreciation and amortization in the third fiscal quarter of 2012 were $3.9 million, or 8.1% of revenue, compared to $8.0 million, or 14.8% of revenue, in the third fiscal quarter of 2011.

Business Results for the Nine Months Ended June 30, 2012

For the nine months ended June 30, 2012, Digi reported revenue of $143.3 million compared to revenue of $152.3 million for the nine months ended June 30, 2011, a decrease of $9.0 million, or 5.9%. Revenue from wireless products for the first nine months of fiscal 2012 was $62.4 million, or 43.5% of net sales, compared to $62.0 million, or 40.7% of net sales, in the first nine months of fiscal 2011, an increase of $0.4 million, or 0.7%. Revenue from wired products was $80.9 million, or 56.5% of net sales, in the first nine months of fiscal 2012 compared to $90.3 million, or 59.3% of net sales, in the first nine months of fiscal 2011, a decrease of $9.4 million, or 10.4%.

For the nine months ended June 30, 2012, Digi reported net income of $5.2 million, or $0.20 per diluted share, compared to net income for the nine months ended June 30, 2011 of $8.2 million, or $0.32 per diluted share. Non-GAAP net income for the first nine months of fiscal 2012 was $4.7 million, or $0.18 per diluted share, compared to $7.5 million, or $0.29 per diluted share, in the first nine months of fiscal 2011. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share that is provided later in this earnings release.

Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $113.7 million at June 30, 2012, an increase of $5.8 million from September 30, 2011. Please refer to the Condensed Consolidated Statements of Cash Flows that are included in this earnings release for additional cash flow details. At June 30, 2012, Digi’s current ratio was 8.9 to 1 compared to 8.3 to 1 at September 30, 2011.

Digi International Reports Third Fiscal Quarter 2012 Results

Reconciliation Tables:

	Reconciliation of Operating Income to Non-GAAP Operating Income
	Three months ended June 30,				Nine months ended June 30,
	2012		2011		2012		2011
(Dollars in thousands)	% of net sales			% of net sales	% of net sales			% of net sales
Operating income	$2,082	4.4%	$6,164	11.4%	$6,327	4.4%	$12,491	8.2%

Restructuring reserve (reversal)	963	2.0%	—	0.0%	1,259	0.9%	(70)	0.0%

Non-GAAP operating income	$3,045	6.4%	$6,164	11.4%	$7,586	5.3%	$12,421	8.2%

	Reconciliation of Net Income and net Income per Diluted Share to Non-GAAP Net Income and Net Income per Diluted Share
	Three months ended June 30				Nine months ended June 30,
(In thousands, except per share amounts)	2012		2011		2012		2011
Net income and net income per common share, diluted	$2,307	$0.09	$3,615	$0.14	$5,153	$0.20	$8,170	$0.32

Restructuring reserve (reversal), net of taxes	626	0.02	—	—	818	0.03	(46)	(0.00)

Gain on sale of investment, net of taxes	—	—	—	—	(88)	(0.00)	—	—

Discrete tax benefits for additional research and development credits claimed for prior tax years and for extended research and development tax credit recorded in the first quarter of fiscal 2011, and reversal of tax reserves for closure of various jurisdictions’ tax matters	(1,080)	(0.04)	—	—	(1,203)	(0.05)	(575)	(0.02)

Non-GAAP net income and net income per diluted share	$1,853	$0.07	$3,615	$0.14	$4,680	$0.18	$7,549	$0.29

*	earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers

Digi International Reports Third Fiscal Quarter 2012 Results

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization

(In thousands of dollars)

	For the three months ended June 30, 2012	% of net sales	For the three months ended June 30, 2011	% of net sales	For the nine months ended June 30, 2012	% of net sales	For the nine months ended June 30, 2011	% of net sales
Net sales	$47,632	100.0%	$54,274	100.0%	$143,310	100.0%	$152,324	100.0%

Net income	2,307	4.8%	3,615	6.7%	5,153	3.6%	8,170	5.4%

Interest income, net	(71)	-0.1%	(35)	-0.1%	(202)	-0.1%	(108)	-0.1%

Income tax (benefit) provision	(346)	-0.7%	2,206	4.1%	1,339	0.9%	3,816	2.5%

Depreciation and amortization	1,977	4.2%	2,262	4.2%	6,020	4.2%	7,108	4.7%

Earnings before interest, taxes, depreciation, and amortization	$3,867	8.1%*	$8,048	14.8%*	$12,310	8.6%	$18,986	12.5%

*	Percentages presented may not add due to use of rounded numbers.

Fiscal 2012 Guidance

For the fourth fiscal quarter of 2012, Digi projects revenue in a range of $46 to $49 million. Digi projects net income per diluted share in a range of $0.06 to $0.10.

For the full fiscal year 2012, Digi projects revenue in a range of $189.3 to $192.3 million. Digi projects net income per diluted share in a range of $0.26 to $0.30. Projected net income per diluted share for fiscal 2012 includes a benefit of $1.2 million, or $0.05 per diluted share, for discrete tax items, offset partially by restructuring expenses of $0.8 million, net of taxes, or $0.03 per diluted share.

Share Repurchase Program

The Board of Directors has authorized a new program to repurchase up to $20 million of our common stock. The new repurchase authorization expires on September 30, 2013. In connection with this new repurchase authorization, the Board terminated the prior repurchase authorization, under which 135,638 shares remained available for repurchase. Shares repurchased under the new program may be made through open market and privately negotiated transactions from time to time and in amounts that management deems appropriate. The timing of share repurchases will depend upon market conditions and other corporate considerations. We presently have approximately 25,832,755 shares of common stock outstanding.

Third Fiscal Quarter 2012 Conference Call Details

Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, July 26, 2012 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing (866) 788-0542 and entering passcode 39926702. International participants may access the call by dialing (857) 350-1680 and entering passcode 39926702. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international

Digi International Reports Third Fiscal Quarter 2012 Results

participants and entering access code 36739221 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com. The webcast will remain on our website for one week after the live session is completed.

A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi’s website at www.digi.com.

For more news and information on Digi International® Inc., please visit www.IRGnews.com/coi/DGII.

About Digi International

Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s website at www.digi.com, or call 877-912-3444.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ongoing shift of our sales efforts to focus more on the delivery of broader based solutions which can be a more complex sales process, has not been a historical sales focus of our company and can involve longer sales cycles than the sale of our legacy hardware products, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that negatively impacted our supply chain and customers, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2011, our quarterly report on Form 10-Q for the quarter ended March 31, 2012 and other filings, could cause the company’s future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports Third Fiscal Quarter 2012 Results

Presentation of Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income and net income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA).

We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.

We believe that providing operating income, net income and net income per diluted share exclusive of restructuring expenses, gain on sale of investments, and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Investor Contacts:

Steve Snyder

Digi International

952-912-3637

Email: steve.snyder@digi.com

Erika Moran

IRG, LLC

212-825-3210

Email: IRG, LLC

For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2012 Results

Digi International Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2012	2011	2012	2011
Net sales	$47,632	$54,274	$143,310	$152,324
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	21,884	24,877	66,302	70,909
Amortization of purchased and core technology	444	642	1,491	2,343

Gross profit	25,304	28,755	75,517	79,072

Operating expenses:
Sales and marketing	9,920	10,134	30,359	29,464
Research and development	7,779	7,860	23,764	23,517
General and administrative	4,056	3,913	12,211	11,600
Intangibles amortization	504	684	1,597	2,070
Restructuring	963	—	1,259	(70)

Total operating expenses	23,222	22,591	69,190	66,581

Operating income	2,082	6,164	6,327	12,491

Other (expense) income:
Interest income, net	71	35	202	108
Other (expense) income	(192)	(378)	(37)	(613)

Total other (expense) income, net	(121)	(343)	165	(505)

Income before income taxes	1,961	5,821	6,492	11,986
Income tax (benefit) provision	(346)	2,206	1,339	3,816

Net income	$2,307	$3,615	$5,153	$8,170

Net income per common share, basic	$0.09	$0.14	$0.20	$0.32

Net income per common share, diluted	$0.09	$0.14	$0.20	$0.32

Weighted average common shares, basic	25,770	25,369	25,705	25,236

Weighted average common shares, diluted	26,043	25,879	26,138	25,687

Digi International Reports Third Fiscal Quarter 2012 Results

Digi International Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2012	September 30, 2011
ASSETS

Current assets:
Cash and cash equivalents	$42,214	$54,684
Marketable securities	66,282	51,524
Accounts receivable, net	24,364	26,433
Inventories	26,302	23,986
Deferred tax assets	2,719	2,610
Other	3,341	2,997

Total current assets	165,222	162,234

Marketable securities	5,162	1,603
Property, equipment and improvements, net	15,347	15,370
Identifiable intangible assets, net	11,192	14,360
Goodwill	85,544	86,012
Deferred tax assets	5,219	3,771
Other	480	545

Total assets	$288,166	$283,895

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,369	$6,492
Accrued compensation	6,853	7,758
Accrued warranty	998	941
Other	4,337	4,295

Total current liabilities	18,557	19,486

Deferred tax liabilities	637	813
Income taxes payable	3,109	2,620
Other noncurrent liabilities	114	260

Total liabilities	22,417	23,179

Total stockholders’ equity	265,749	260,716

Total liabilities and stockholders’ equity	$288,166	$283,895

Digi International Reports Third Fiscal Quarter 2012 Results

Digi International Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended June 30,
	2012	2011
Operating activities:
Net income	$5,153	$8,170
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	2,483	2,234
Amortization of identifiable intangible assets	3,537	4,874
Bad debt/product return provision, net	521	45
Inventory obsolescence	1,080	1,439
Excess tax benefits from stock-based compensation	(133)	(474)
Stock-based compensation	2,798	2,562
Deferred income taxes	(1,791)	(883)
Restructuring	1,259	(70)
Other	(81)	125
Changes in operating assets and liabilities	(5,867)	(1,854)

Net cash provided by operating activities	8,959	16,168

Investing activities:
Purchase of marketable securities	(64,234)	(44,517)
Proceeds from maturities of marketable securities	45,998	35,888
Proceeds from sale of investment	135	-
Purchase of property, equipment, improvements and certain other intangible assets	(3,003)	(2,166)

Net cash used in investing activities	(21,104)	(10,795)

Financing activities:
Excess tax benefits from stock-based compensation	133	474
Proceeds from stock option plan transactions	600	1,839
Proceeds from employee stock purchase plan transactions	811	744

Net cash provided by financing activities	1,544	3,057

Effect of exchange rate changes on cash and cash equivalents	(1,869)	569

Net (decrease) increase in cash and cash equivalents	(12,470)	8,999
Cash and cash equivalents, beginning of period	54,684	50,943

Cash and cash equivalents, end of period	$42,214	$59,942